UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

CATALYST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

Stilwell Activist Investments, L.P. Stilwell Activist Fund, L.P. Stilwell Partners, L.P. Stilwell Value LLC Joseph Stilwell Mark D. Alcott Corissa B. Porcelli
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Joseph Stilwell and certain affiliated entities (collectively, “Stilwell”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for a business proposal and the election of Stilwell’s highly-qualified director nominee at the 2027 annual meeting of shareholders (the “Annual Meeting”) of Catalyst Bancorp, Inc., a Louisiana corporation (the “Company”).

On August 27, 2026, Stilwell filed Amendment No. 3 to its Schedule 13D (“Amendment No. 3”) disclosing its delivery of its notice of intent to submit a business proposal and nominate a highly-qualified director candidate at the Annual Meeting, which was delivered to the Company on August 27, 2026. A copy of Amendment No. 3 is attached hereto as Exhibit 1 and is incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

STILWELL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ ANY PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF PROXY MATERIALS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are currently anticipated to be Stilwell Activist Investments, L.P., a Delaware limited partnership (“Stilwell Activist Investments”), Stilwell Activist Fund, L.P., a Delaware limited partnership (“Stilwell Activist Fund”), Stilwell Partners, L.P., a Delaware limited partnership (“Stilwell Partners”), Stilwell Value LLC, a Delaware limited liability company, Joseph Stilwell, Mark D. Alcott and Corissa B. Porcelli.

As of the date hereof, Stilwell Activist Investments directly owns 289,437 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), including 100 shares held in record name. As of the date hereof, Stilwell Activist Fund directly owns 34,657 shares of Common Stock. As of the date hereof, Stilwell Partners directly owns 39,991 shares of Common Stock. Stilwell Value LLC, as the general partner of each of Stilwell Activist Investments, Stilwell Activist Fund, and Stilwell Partners, may be deemed to beneficially own the 364,085 shares of Common Stock owned directly by Stilwell Activist Investments, Stilwell Activist Fund, and Stilwell Partners. Mr. Stilwell, as the managing member and sole owner of Stilwell Value LLC, may be deemed to beneficially own the 364,085 shares of Common Stock owned directly by Stilwell Activist Investments, Stilwell Activist Fund, and Stilwell Partners. As of the date hereof, Mr. Alcott directly owns 1,000 shares of Common Stock. As of the date hereof, Ms. Porcelli does not beneficially own any securities of the Company.